Exhibit 99.1

For Immediate Release

Contact
Katy Biggerstaff
NewGround PR & Marketing
562.761.6338 / kbiggerstaff@newgroundco.com

TRI POINTE GROUP ANNOUNCES CO-FOUNDER AND CHIEF FINANCIAL OFFICER
TO RETIRE AT END OF YEAR

Homebuilder promotes in-house successor as 10-year strategic growth plan advances

IRVINE, CALIF. (July 1, 2019) - TRI Pointe Group (NYSE: TPH), one of the top 10 largest public homebuilding companies in the United States based on revenue, announced that Mike Grubbs, co-founder, chief financial officer and treasurer, will retire on January 1, 2020, concluding a 32-year career in homebuilding and real estate finance. Grubbs will be succeeded by Glenn Keeler, current chief accounting officer, also effective January 1, 2020.

Mr. Grubbs co-founded TRI Pointe Group, formerly TRI Pointe Homes, in May 2009 with CEO Doug Bauer and president/COO Tom Mitchell and has served continuously in that role during the past decade. Thanks in part to Mr. Grubbs’ efforts, the company has grown from a small regional homebuilder launched in the aftermath of the housing downturn to a coast-to-coast powerhouse that surpassed $3 billion in revenue in 2018.

“Mike will always hold a special place in TRI Pointe’s history and in our hearts for being one of the founding members of our company and keeping us on solid financial footing during our first ten years,” said Mr. Bauer. “The best practices he established and his financial acumen during his tenure as CFO will be a legacy that propels TRI Pointe Group into the future.”

“It has been a truly rewarding experience to see how far TRI Pointe has come in the past decade,” said Mr. Grubbs. “The greatest honor though, has been working with Doug, Tom and the rest of our outstanding team. As I prepare for the next phase of my life, I am confident that TRI Pointe Group will continue to excel with Glenn leading the finance and accounting efforts.”

Mr. Keeler joined TRI Pointe in 2013 as corporate controller, and was named chief accounting officer in 2014. During his time at the company, Mr. Keeler has provided leadership over the accounting, financial planning, and information technology teams. Mr. Keeler also led the financial integration of the five homebuilding brands acquired in the WRECO merger. With over 15 years of finance and accounting experience, Mr. Keeler started his career at Ernst & Young LLP and previously held executive finance roles with other publicly traded companies prior to joining TRI Pointe Group.

“Taking over the role of chief financial officer from Mike is an honor and a privilege given the legacy he leaves behind and the opportunities that lie ahead for TRI Pointe Group,” Mr. Keeler said. “I am very excited to combine our team’s efforts and the company’s many advantages as we focus on the next chapter for TRI Pointe Group.”

Mr. Bauer said, “As TRI Pointe Group enters its next decade with our Next10 Strategy, Glenn will be instrumental in helping us continue our growth while maintaining strong discipline over the company’s balance sheet. His strong skills and intimate knowledge of the company’s operations, strategy and financials will no doubt make this a seamless transition.”

About TRI Pointe Group®
Headquartered in Irvine, California, TRI Pointe Group, Inc. (NYSE: TPH) is a family of premium, regional homebuilders that designs, builds, and sells homes in major U.S. markets. As one of the top 10 largest public homebuilding companies based on revenue in the United States, TRI Pointe Group combines the resources, operational sophistication, and leadership of a national organization with the regional insights, community ties, and agility of local homebuilders. The TRI Pointe Group family includes Maracay® in Arizona, Pardee Homes® in California and Nevada, Quadrant Homes® in Washington, Trendmaker®

Homes in Texas, TRI Pointe Homes® in California, Colorado and North Carolina, and Winchester® Homes* in Maryland and Northern Virginia. TRI Pointe Group was recognized in Fortune magazine’s 2017 100 Fastest-Growing Companies list, named 2015 Builder of the Year by Builder magazine, and 2014 Developer of the Year by Builder and Developer magazine. The company was also named one of the Best Places to Work in Orange County by the Orange County Business Journal in 2016, 2017, 2018 and 2019. For more information, please visit www.TriPointeGroup.com.

*Winchester is a registered trademark and is used with permission.